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FOR IMMEDIATE RELEASE                        APRIL 13, 1998

CONTACTS: Marcia P. Vaughan (Media)               Susan Noonan
          Ted N. Tarbet (Financial)               Noonan/Russo Communication
          (760) 930-1500                          (212) 696-4455 ext. 203
          http//:www.sunrisemedical.com

                    SUNRISE MEDICAL ANNOUNCES COMPLETION OF
                         SENTIENT SYSTEMS ACQUISITION

          CARLSBAD, CALIF. - Sunrise Medical Inc. (NYSE:SMD) today announced the completion of its acquisition of Sentient Systems Technology, Inc. of Pittsburgh, Pennsylvania, one of the world's leading manufacturers of augmentative communication devices for persons affected by speech disabilities. The transaction, which involved the issuance by Sunrise of approximately 2.7 million shares of common stock in exchange for all of the outstanding shares of Sentient, will be accounted for as a pooling of interests. The acquisition had previously been announced on February 13, 1998.
          Of the 2,737,000 Sunrise shares being issued in the transaction, 941,000 shares may be immediately resold without restriction, 193,000 shares are subject to one-year escrow restrictions, and the remaining 1,603,000 shares may not be sold until Sunrise has announced its results of operations for the fiscal year ending July 3, 1998, which is expected to occur in late August.
          Sentient will operate as a free-standing division of Sunrise, remaining in Pittsburgh under the continuing leadership of Tilden Bennett, Sentient president, and Gary Kiliany, vice president and director of product development. Bennett will report to Sunrise chairman and president Richard H. Chandler.
          At the recent Assistive Technology Exhibition in Los Angeles, Sentient Systems announced the introduction of eight new products that represent its latest generation of augmentative communication technology. All of the products are driven by Release 2.0 of DSS, the Company's proprietary software system. The new products include a totally redesigned DynaVox speech device for wheelchair users; an upgraded DynaMyte for ambulatory applications; DSS desktop software for Windows and MacIntosh operating systems; and a Spanish/English bilingual version of each of these products.

                              -more-
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SUNRISE ANNOUNCES COMPLETION OF SENTIENT ACQUISITION

PAGE TWO

          Commenting on the merger, Chandler said, "We are pleased that Sentient Systems is joining Sunrise just as they are introducing a new line-up of breakthrough products. I was impressed by the excellent reception accorded these products by speech language pathologists at the assistive technology exhibition. This is a company that is the clear global technology leader in an exciting growth market."
          Sunrise Medical designs, manufactures and markets medical products used in homecare and extended care settings that address the recovery, rehabilitation and respiratory needs of the patient. Sunrise products are manufactured in the U.S., Mexico and Europe, and are distributed in more than 100 countries around the world.

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